Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Overview

Effective as of 12:01 a.m. on April 3, 2020, United Technologies Corporation (since renamed Raytheon Technologies Corporation) (“UTC”) completed its previously announced separation into three independent, publicly traded companies through the distribution of all of the outstanding shares of common stock of Carrier Global Corporation (“Carrier”) as well as Otis Worldwide Corporation (“Otis”) to UTC shareowners through separate spin-off transactions (the “Separation and the Distribution”).

In conjunction with the Separation and the Distribution, UTC, Carrier and Otis entered into separation and distribution, tax matters and other agreements (together, the “separation agreements”). Through these separation agreements, Carrier recognized certain assets and liabilities that may be due from or to UTC subsequent to the spin-off transactions.

The Separation and the Distribution and the assets and liabilities resulting from the separation agreements, described above, are collectively referred to as the “Separation, Distribution and Related Transactions” below.

Unaudited Pro Forma Condensed Combined Financial Information

While the historical condensed combined financial statements reflect the past financial results of Carrier, this pro forma information gives effect to the separation of that business into an independent, publicly traded company. The pro forma adjustments to reflect the Separation, Distribution and Related Transactions include:

•	the elimination of non-recurring costs included within our historical results which were driven by separation activities;

•
the effect of our post-separation capital structure as of our separation from UTC, including the incurrence of interest related to indebtedness incurred in connection with the Separation and the Distribution;

•	the contribution of $590 million to us from UTC subsequent to March 31, 2020 but prior to the Separation and the Distribution;

•	the pro-rata distribution of 100 percent of our issued and outstanding common stock by UTC in connection with the Separation and the Distribution; and

•	the impact of the separation agreements and the provisions contained therein.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X and includes certain adjustments to give effect to events that are (1) directly attributable to the Separation, Distribution and Related Transactions, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of the operations of Carrier.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the quarter ended March 31, 2020 has been prepared as though the Separation and the Distribution occurred on January 1, 2019. The Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2020 has been prepared as though the Separation and the Distribution occurred on that date. The unaudited pro forma condensed combined financial information is for illustrative purposes only and does not reflect what our financial position and results of operations would have been had the Separation and the Distribution occurred on the date indicated and is not necessarily indicative of our future financial position and future results of operations. One-time transaction-related costs incurred prior to, or concurrent with, the Separation, Distribution and Related Transactions are not included in the Unaudited Pro Forma Condensed Combined Statement of Operations. Carrier will incur certain nonrecurring third-party costs related to the Separation, Distribution and Related Transactions. Such nonrecurring amounts include financial advisory, information technology, legal, accounting, consulting and other professional advisory fees and other transaction-related costs that will not be capitalized. The Unaudited Pro Forma Condensed Combined Statement of Operations does not reflect these nonrecurring expenses.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with:

•	Carrier’s unaudited historical condensed combined financial statements for the quarter ended March 31, 2020 included within Carrier's Quarterly Report on Form 10-Q filed on May 11, 2020; and

•
Carrier’s Unaudited Pro Forma Combined Statement of Operations included within Carrier's final information statement filed as Exhibit 99.1 to Carrier's Current Report on Form 8-K dated March 16, 2020. The Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2019 contained therein was not materially impacted by any subsequent revisions to assumptions or estimates used therein.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Quarter Ended March 31, 2020

(Dollars in millions, except per share amounts; shares in millions)	Historical	Pro Forma Adjustments (Note 2)		Pro Forma Quarter Ended March 31, 2020
Net sales
Product sales	$ 3,147	$ —		$ 3,147
Service sales	741	—		741
	3,888	—		3,888
Costs and expenses
Cost of products sold	2,237	—		2,237
Cost of services sold	529	—		529
Research and development	98	—		98
Selling, general and administrative	692	(45)	(A)	647
	3,556	(45)		3,511
Equity method investment net earnings	29	—		29
Other expense, net	(46)	—		(46)
Operating profit	315	45		360
Non-service pension benefit	17	—		17
Interest expense, net	(37)	(57)	(G)	(94)
Income from operations before income taxes	295	(12)		283
Income tax expense	193	(54)	(C)	139
Net income from operations	$ 102	$ 42		$ 144
Less: Non-controlling interest in subsidiaries’ earnings from operations	6	—		6
Net income attributable to common shareowners	$ 96	$ 42		$ 138

Earnings per share
Basic	$ 0.11		(D)	$ 0.16
Diluted	$ 0.11		(E)	$ 0.16
Weighted-average number of shares outstanding
Basic	866		(D)	866
Diluted	866		(E)	869

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2020

(Dollars in millions)	Historical	Pro Forma Adjustments (Note 2)		Pro Forma Quarter Ended March 31, 2020
ASSETS
Cash and cash equivalents	$ 768	$ 590	(F)	$ 1,358
Accounts receivable, net	2,674	—		2,674
Contract assets, current	651	—		651
Inventories, net	1,556	—		1,556
Other assets, current	319	—		319
Total current assets	5,968	590		6,558
Future income tax benefits	454	(31)	(I)	423
Fixed assets, net	1,638	—		1,638
Operating lease right-of-use assets	865	—		865
Intangible assets, net	1,014	—		1,014
Goodwill	9,648	—		9,648
Pension and post-retirement assets	473	—		473
Equity method investments	1,664	—		1,664
Other assets	277	—		277
Total Assets	$ 22,001	$ 559		$ 22,560

LIABILITIES AND EQUITY
Accounts payable	1,776	—		1,776
Accrued liabilities	1,972	(48)	(H) (J)	1,924
Contract liabilities, current	485	—		485
Current portion of long-term debt	218	—		218
Total current liabilities	4,451	(48)		4,403
Long-term debt	11,029	—		11,029
Future pension and post-retirement benefit obligations	456	—		456
Future income tax obligations	1,161	(738)	(H)	423
Operating lease liabilities	708	—		708
Other long-term liabilities	1,170	459	(H)	1,629
Total Liabilities	18,975	(327)		18,648
Commitments and contingent liabilities
Equity:
UTC Net Investment	4,433	(4,433)	(B)	—
Accumulated other comprehensive loss	(1,736)	(22)	(I)	(1,758)
Common stock, par value $0.01	—	9	(B)	9
Additional paid-in capital	—	5,332	(B)	5,332
Non-controlling interest	329	—		329
Total Equity	3,026	886		3,912
Total Liabilities and Equity	$ 22,001	$ 559		$ 22,560

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1:  Basis of Presentation.

The accompanying unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by Carrier if the Separation, Distribution and Related Transactions had been consummated for the period presented or that will be achieved in the future.

In addition, for the period presented in the unaudited pro forma condensed combined financial information, the operations of Carrier were conducted and accounted for as part of UTC. The historical combined financial statements and unaudited pro forma condensed combined financial information of Carrier have been derived from UTC’s historical accounting records and reflect certain allocations of expenses. All of the allocations and estimates in such financial statements are based on assumptions that management believes are reasonable. The unaudited pro forma condensed combined financial statements of Carrier do not necessarily represent the financial position or results of operations of Carrier had it been operated as a stand-alone company during the period or at the date presented.

As a stand-alone public company, we expect to incur incremental recurring costs. The significant assumptions involved in determining our estimates of recurring costs of being a stand-alone public company include:

•
costs to perform financial reporting and regulatory compliance, and costs associated with accounting, auditing, tax, legal, information technology, human resources, investor relations, risk management, treasury and other general and administrative related functions;

•	compensation including equity-based awards, and benefits with respect to new and existing positions;

•	insurance premiums;

•	changes in our overall facility costs;

•	depreciation and amortization related to information technology infrastructure investments; and

•	the type and level of other costs expected to be incurred.

No pro forma adjustments have been made to reflect the additional costs and expenses described above because they are projected amounts based on estimates and would not be factually supportable. Our preliminary estimates of these additional recurring costs expected to be incurred annually are approximately $80 million to $110 million greater than the expenses historically allocated to us from UTC, and primarily relate to general and administrative expenses.

We currently estimate that we will incur total one-time expenses before tax of between $125 million and $150 million associated with becoming a stand-alone public company. The accompanying unaudited pro forma condensed combined financial statements are not adjusted for these estimated expenses as they are primarily projected amounts based on estimates and would not be factually supportable, and in addition are not expected to have an ongoing effect on our operating results. These expenses primarily relate to the following:

•	accounting, tax and other professional services costs pertaining to the Separation and our establishment as a stand-alone public company;

•	facility relocation costs;

•	costs to separate information systems; and

•	costs of retention bonuses.

Note 2:  Pro Forma Adjustments

(A) Reflects the removal of approximately $45 million of one-time separation costs directly related to the Separation, Distribution and Related Transactions that were incurred during the historical period and are not expected to have a continuing impact on the operating results following the consummation of the distribution.

(B) Represents the reclassification of UTC’s net investment in Carrier into Additional paid-in capital and Common stock, par value $0.01 to reflect the number of shares of Carrier’s common stock outstanding on April 3, 2020, the distribution date.

(C) Represents (1) the removal of non-recurring tax expense of $51 million for the quarter ended March 31, 2020 related to a valuation allowance recorded against a tax loss and credit carryforward as a result of separation related activities and (2) the income tax impact of $3 million related to the pro forma adjustments for the quarter ended March 31, 2020, primarily calculated by applying the statutory tax rates in the respective jurisdictions to each of the pre-tax pro forma adjustments.

(D) Pro forma basic earnings per share and pro forma weighted-average basic shares outstanding for the quarter ended March 31, 2020 reflect the number of shares of Carrier’s common stock outstanding at the distribution date.

(E) Pro forma diluted earnings per share and pro forma weighted-average diluted shares outstanding reflect the impact of approximately 3 million dilutive shares issued under our equity plans at the distribution date.

(F) Reflects cash contributed by UTC to Carrier subsequent to March 31, 2020, but prior to the Separation and the Distribution, in the amount of $590 million.

(G) On February 27, 2020, we issued $9.25 billion of unsubordinated, unsecured long-term notes, and on March 27, 2020 we drew $1.75 billion on our unsecured, unsubordinated term loan credit facility. The adjustment of $57 million represents estimated interest expense and amortization of issuance costs related to the notes for the period from January 1, 2020 through February 26, 2020 and for the term loan from January 1, 2020 through March 26, 2020. From the dates of issuance through March 31, 2020, interest expense and amortization of issuance costs related to the notes and term loan are included in our historical results.

 (H) Pursuant to the tax matters agreement, we are required to make payments to UTC representing Carrier's portion of UTC's remaining net tax liability attributable to a U.S. income tax on previously undistributed earnings of Carrier's international subsidiaries resulting from the passage of the Tax Cuts and Jobs Act of 2017. For purposes of the unaudited pro forma condensed combined financial information, we removed the balance, which was computed on a separate return methodology, of approximately $68 million that was recorded within Accrued liabilities and $701 million that was recorded within Future income tax obligations. A future obligation of $459 million is recorded within Other long-term liabilities and is expected to be settled in six annual installments, beginning April 15, 2021. Also pursuant to the tax matters agreement, Carrier is responsible for unrecognized tax benefits to the extent a reserve relates exclusively to Carrier. Accordingly, the pro forma condensed combined financial information reflects a decrease to the Future income tax obligations in the amount of $37 million as of March 31, 2020.

(I) Primarily reflects an adjustment to the deferred taxes related to investments in our foreign subsidiaries for changes in our US tax attributes for our foreign subsidiaries resulting from the Separation.

(J) Reflects tax liabilities of approximately $10 million that are directly attributable to separation activities executed by UTC in preparation for the Separation and the Distribution and approximately $10 million of other current tax liabilities that will be paid by Carrier subsequent to the Separation and the Distribution.